EXHIBIT 10.11

FORM OF

AMENDED AND RESTATED COMMON TERMS AGREEMENT

originally dated 14 December 2011

amended 13 March 2012

amended and restated [—] October 2012

between

Seadrill Limited

as Borrower under the Loan Agreement (as defined herein)

The subsidiaries of Seadrill Limited named herein

as Guarantors under the Loan Agreements (as defined herein)

DNB Bank ASA

as Agent under the Loan Facility Agreement

DNB Bank ASA

as GIEK Facility Agent under the GIEK Facility Agreement

Citibank NA, London branch

as GIEK Agent under the GIEK Facility Agreement

and

DNB Bank ASA

acting as Security Agent

www.bahr.no

SCHEDULE 1 GUARANTORS AND RIG

SCHEDULE 2 CONDITIONS PRECEDENT

SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 4 CORPORATE STRUCTURE

SCHEDULE 5 FORM OF ACCESSION AGREEMENT

1 (78)

THIS COMMON TERMS AGREEMENT originally dated 14 December 2011, as amended 13 March 2012 and amended and restated [—] September 2012 is between:

(1)	Seadrill Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 36832, as borrower and parent (the “Borrower” and/or the “Parent”);

(2)	Seadrill Capricorn Holdings LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands with organisation number [—], and the companies listed as Rig Owner and Intra-Group Charterers in Schedule 1 (Guarantors and Rig) hereto as joint and several guarantors (each a “Guarantor”, together the “Guarantors”) all being wholly or partly owned (directly or indirectly) subsidiaries of the Borrower;

(3)	DNB Bank ASA of Stranden 21, 0250 Oslo, organisation number 984 851 006, as facility agent in the Loan Facility Agreement (the “Agent”);

(4)	DNB Bank ASA of Stranden 21, 0250 Oslo, organisation number 984 851 006, as security agent under this Agreement (the “Security Agent”);

(5)	DNB Bank ASA of Stranden 21, 0250 Oslo, organisation number 984 851 006, as GIEK Facility Agent under the GIEK Facility Agreement (the “GIEK Facility Agent”); and

(6)	Citibank NA, London Branch of Canada Square, Canary Wharf London E14 5LB United Kingdom as GIEK Agent under the GIEK Facility Agreement (the “GIEK Agent”).

WHEREAS:

(A)	By a term loan and revolving credit facility agreement dated 14 December 2011 and made between, inter alia, (1) the Borrower, (2) certain subsidiaries of the Borrower, the Commercial Lenders defined therein, (3) the mandated lead arrangers as defined therein, and (4) DNB Bank ASA as Agent (the “Loan Facility Agreement”), the lenders under the terms and conditions set out therein have agreed to make available to the Borrower the Commercial Facility and the Revolving Facility.

(B)	By a certain GIEK guaranteed facility agreement dated 14 December 2011 and made between inter alia, (1) the Borrower, (2) certain subsidiaries of the Borrower, (3) the GIEK Lenders, (4) the GIEK Facility Agent and (5) the GIEK Agent (the “GIEK Facility Agreement”), the lenders under the terms and conditions set out therein have agreed to make available to the Borrower the GIEK Facility.

(C)	The Borrower, the Guarantors, the Security Agent, the Agent, the GIEK Facility Agent and the GIEK Agent have entered into this Agreement in order to regulate certain rights and obligations inter alia in respect to security interests under the Loan Agreements and certain terms to be common between both Loan Agreements.

IT IS AGREED as follows

2 (78)

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and all Finance Documents, unless the context otherwise requires:

“Accession Agreement” means an agreement substantially in the form set out in Schedule 5, or as otherwise approved by the Security Agent whereby inter alia a person becomes a Party to this Agreement in relation to all existing Parties under this Agreement and all existing Parties, including any subsequent Party, becomes bound in relation to such new acceeding Party.

“Accounting Principles” means generally accepted accounting principles in the United States of America for the Borrower and in the jurisdiction of incorporation of such other Obligors and Subsidiaries of the Borrower.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this intercreditor and common terms agreement, as it may be amended, supplemented and varied from time to time, including its Schedules [and any Transfer Certificate].

“Approved Brokers” means the ship broker/consultancy firms RS Platou, Fearnleys, ODS Petrodata or such other reputable and independent consultancy or ship broker firm approved by the Security Agent (on behalf of the Lenders), such consent not to be unreasonably withheld or delayed.

“Assignment of Earnings” means assignment agreement, and/or sub-assignment agreement if direct Security Interest is not permissible due to mandatory law, collateral to the Loan Facility Agreement and the GIEK Facility Agreement for the first priority assignment of the Earnings to be made between the relevant Obligors and the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Earnings Accounts” means assignment agreement, and sub-assignment agreement if direct Security Interest is not permissible due to mandatory law, collateral to the Loan Facility Agreement and the GIEK Facility Agreement for the first priority assignment of the Earnings Accounts to be made between the relevant Obligors and the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Insurances” means assignment agreement, and sub assignment agreement if direct Security Interest is not permissible due to mandatory law, collateral to the Loan Facility Agreement and the GIEK Facility Agreement for the first priority assignment of the Insurances to be made between the relevant Obligors and the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Shareholder Loan” means an assignment agreement, collateral to the Loan Facility Agreement and the GIEK Facility Agreement for the first priority assignment of the Shareholder Loan to be made between the Borrower and the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

3 (78)

“Auditors” means well reputable and international recognised accountancy firms acceptable to the Required Majority such as PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young and KPMG or such other firm approved in advance by the Required Majority (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means a Lender’s Commitment less:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date of such Loan.

“Base Case Model” means the financial model and statements including profit and loss, balance sheet and financial projections reflecting the forecasted consolidated financial conditions of the Group for the term of this Agreement (for these purposes assuming both before and after the incurrence of the indebtedness under the Finance Documents), each in form and substance satisfactory to the Finance Parties addressed to, and/or capable of being relied upon by the Finance Parties.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, New York and London (or any other relevant place of payment under Clause 16 (Payment mechanics)).

“Capricorn Ownership Restructuring” means the transfer of the Rig from Seabras Rig Holdco Kft. to Seadrill Capricorn (acting through its Dubai branch) as set out in Clause 12.3(c) (Change of Rig Owner).

“Cash” means

(a)	cash in hand legally and beneficially owned by a member of the Group; and

(b)	cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) the Mandated Lead Arrangers, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Security Agent which in each case:

(i)	is free from any Security Interest, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and
(iii)	in the case of cash in hand or cash deposits held by a member of the Group other than the Borrower, is (in the opinion of the Security Agent, upon such

4 (78)

documents and evidence as the Security Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Borrower within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Borrower to that Subsidiary.

“Cash Equivalent” means at any time:

(a)	US Government bonds;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, and Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(c)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above and (iii) can be turned into cash on not more than 5 days’ notice; or

(d)	any other debt security approved by the Security Agent (on behalf of the Required Majority),

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest.

“Cash Flow Projections” means any cash flow projections based on the Base Case Model delivered by the Borrower to the Security Agent pursuant to and for such period as described in Clause 7.1 (Financial Statements) in form and substance satisfactory to the Security Agent.

“Charter Contracts” means the charter contract for the Rig listed in Schedule 1 (Guarantors and Rig) and entered into between an Obligor and an oil company, and any Satisfactory Drilling Contract.

“Commercial Facility” means the Commercial Facility made available under the Loan Facility Agreement as described in 2.1 (a) (Facility) in the Loan Facility Agreement.

5 (78)

“Commercial Facility Loan” means the principal amount of the Commercial Facility Advances for the time being outstanding under the Loan Facility Agreement.

“Commercial Facility Advance” means the principal amount of each borrowing by the Borrower under the Loan Facility Agreement of a portion of the Commercial Facility Loan Commitment.

“Commercial Facility Loan Commitment” means USD 75,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Commercial Lenders” means banks and financial institutions listed as the Commercial Lenders in Schedule 1 (Lenders and Commitments) of the Loan Facility Agreement.

“Commitment(s)” means,

(i)	in relation to a Commercial Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) of the Loan Facility Agreement and the amount of any other Commitment transferred to it pursuant to Clause 20.2 (Assignments and transfers by the Lenders) in the Loan Facility Agreement.

(ii)	in relation to an GIEK Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) of the GIEK Facility Agreement and the amount of any other Commitment transferred to it pursuant to Clause 21.2 (Assignments and transfers by the GIEK Lenders) in the GIEK Facility Agreement.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 3 (Form of Compliance Certificate) and delivered pursuant to Clause 7.2 (Compliance Certificate).

“Contract Date” means the date of which the Security Agent confirms that a Satisfactory Drilling Contract has been entered into, and the Representatives confirm that they have received such documents that shall be delivered on Contract Date according to the Loan Facility Agreement and the GIEK Facility Agreement.

“Current Assets” means, on any date, the aggregate value of the assets of the Group (on a consolidated basis), which are treated as current assets in accordance with Accounting Principles.

“Current Liabilities” means, on any date, the aggregate amount of all liabilities of the Borrower which are treated as current liabilities in accordance with Accounting Principles, but excluding the current portion of the Group’s (on a consolidated basis) long term debt.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Default” means an Event of Default or any event or circumstance specified in Clause 13 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

6 (78)

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor and which arise out of the use of or operation of the Rig, including (but not limited to):

(a)	all freight, hire and passage moneys payable to an Obligor, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Rig;

(b)	any claim under any guarantees related to freight and hire payable to an Obligor as a consequence of the operation of the Rig;

(c)	compensation payable to an Obligor in the event of any requisition of the Rig or for the use of the Rig by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Rig payable to an Obligor;

(e)	demurrage and retention money receivable by an Obligor in relation to the Rig;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever the Rig is employed on terms whereby any moneys falling within litra a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Rig; and

(h)	any other money whatsoever due or to become due to an Obligor from third parties in relation to the Rig, or otherwise.

“Earnings Account” means the bank account of the Rig Owner which shall be held with the Agent or any of the Agent’s corresponding banks and to which all the Earnings and any proceeds of the Insurances shall be paid.

“EBITDA” means the earnings before interest expenses, taxes, depreciation and amortization of the Group on a consolidated basis for the previous period of twelve (12) months as such term is defined in accordance with Accounting Principles consistently applied.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Rig and for the operation of the business of any member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

7 (78)

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Equity” means, on any date, the Group’s (on a consolidated basis) nominal book value of equity treated as equity in accordance with Accounting Principles, adjusted for the difference between the Market Value and book value for all drilling units only if the units are consolidated into the Borrower’s audited consolidated financial statements.

“Equity Ratio” means the ratio of Equity to Total Assets.

“Event of Default” means any event or circumstance specified as such in Clause 13 (Events of Default).

“Exchange” means the Oslo Stock Exchange and the New York Stock Exchange.

“Exposure” means:

(a)	in relation to the GIEK Lender, the principal amount outstanding under the GIEK Facility Agreement;

(b)	in relation to a Commercial Lender, any principal amount outstanding under the Loan Facility Agreement; and

To the extent no amounts are outstanding under the Loan Agreements, the Exposure of each of these Parties will be measured in respect of the Commercial Facility Loan Commitment and the GIEK Commitment.

“Facility” means the Facility made available under the Loan Facility Agreement, divided into the Commercial Facility, and the Revolving Facility, and the GIEK Facility, made available under the GIEK Facility Agreement.

“Fee Letters” means any letters entered into by reference to this Agreement in relation to any fees.

“Final Maturity Date” means in respect of the Commercial Facility and the Revolving Facility, the 5th anniversary of the First Utilisation Date; and, in respect of the GIEK Facility, the 10th anniversary of the First Utilisation Date, however so that this date shall be the same as the Final Maturity Date of the Commercial Facility and the Revolving Facility in the event that these facilities are not refinanced on such terms as acceptable to the GIEK Agent with a tenor falling due on the 10th anniversary of the First Utilisation Date with a minimum amount of the then outstanding loan under the Commercial Facility and the Revolving Facility .

“Finance Documents” means this Agreement, the GIEK Facility Agreement, the Loan Facility Agreement, the GIEK Guarantee, any Compliance Certificate, any Fee Letters, any Hedging Agreement, any Utilisation Request, the Security Documents and any other document (whether creating a Security Interest or not), as amended from time to time, which is executed at any time by any of the Obligors or any other person as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any

8 (78)

of the other documents referred to herein or therein and any such other document designated as a “Finance Document” by the Security Agent, the GIEK Facility Agent, the GIEK Agent, the Agent and the Borrower.

“Finance Lease” means a lease or charterparty which would be classified as a finance lease in accordance with the Accounting Principles of the Borrower or any other transaction which is required to be classified and accounted for as a liability or asset on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles.

“Finance Party” means each of the Agent, the GIEK Agent, the GIEK Facility Agent, the Security Agent, Hedge Counterparty and the Lenders.

“Financial Indebtedness” means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles):

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of Additionals, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, Additional, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) as long as any amount is outstanding under the Loan Agreements or are otherwise classified as borrowings under the Accounting Principles;

9 (78)

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above

“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.

“First Amendment and Restatement Date” means the date of the first amendment and restatement of this Agreement, being [—] October 2012.

“First Utilisation Date” means the date, on which the first Utilisation under the Agreement actually occurs, not to be later than 28 February 2012.

“GIEK” means Garanti-Instituttet for Eksportkreditt of Dronning Maudsgate 15, Vika, N-0122 Oslo, Norway, organisation no 974 760 908.

“GIEK Commitment” means USD 275,000,000.

“GIEK Conditions” means the terms and conditions of GIEK for the issuance of the GIEK Guarantee set out in GIEK’s offer for buyer’s credit guarantee No. 101841 and “GIEK’s Export Guarantees-General Conditions-Lenders Guarantee”.

“GIEK Facility Advance” means the principal amount of each borrowing by the Borrower under this Agreement of a portion of the GIEK Facility Loan Commitment.

“GIEK Facility Agreement” means the agreement set out in Recital (B) of this Agreement or any substitution thereof as set out in the GIEK Facility Agreement.

“GIEK Facility Loan” means the principal amount of the GIEK Facility Advances for the time being outstanding under the GIEK Facility Agreement.

“GIEK Facility Loan Commitment” means USD 275,000,000, as that amount may be reduced, cancelled or terminated in accordance with the GIEK Facility Agreement.

“GIEK Guarantee” means the guarantee issued or to be issued by GIEK in favour of the GIEK Lenders in the GIEK Facility Agreement.

“GIEK Lenders” means any lender pursuant to the GIEK Facility Agreement.

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantee Facility” means the Guarantee Facility made available under the GIEK Facility Agreement as described in Clause 2.2 (Guarantee Facility) of the GIEK Facility Agreement.

“Hedge Counterparty” means any of the Mandated Lead Arrangers (as defined in the Loan Agreements) as a Hedge Counterparty.

10 (78)

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any of the Obligors or the Borrower and a Hedge Counterparty or ABN AMRO BANK N.V for the purpose of hedging interest rate liabilities and/or any exchange rate or similar agreements hedging the Facility, provided always that the parties’ obligations are to be set off at market price either on a continuous basis or upon default.

“Holding Company” means a company which is defined as the parent company following the principles of the Norwegian Public Companies Act of 1997 No. 45 § 1-3.

“Initial Contract Period” has the meaning as ascribed to it under the definition of Satisfactory Drilling Contract.

“Insolvency Event” means, in respect of any company:

(a)	the presentation of a petition or application for the making of an administration order which proceedings are not being contested in good faith and which is not discharged or struck out within 60 days of commencement or, in the case of a petition for administration, on or prior to the date fixed for the hearing thereof;

(b)	the giving of notice of appointment of an administrator or the making of an administration order or an administrator being appointed in respect of such company;

(c)	the giving of notice of appointment of an examiner or the making of an order for examinership being appointed in respect of such company;

(d)	an encumbrancer taking possession of the whole or a material part of the undertaking or assets of such company;

(e)	any distress, execution, attachment or other process being levied or enforced or imposed upon or against the whole or any substantial part of the undertaking or assets of such company and such order, appointment, possession or process (as the case may be) not being discharged or otherwise ceasing to apply within 30 days;

(f)	the making of an arrangement, composition, scheme of arrangement, reorganisation with or conveyance to or assignment for the creditors of such company generally or the making of an application to a court of competent jurisdiction for protection from the creditors of such company generally;

(g)	the passing by such company of an effective resolution or the making of an order by a court of competent jurisdiction for the winding up, administration, examinership, liquidation or dissolution of such company;

(h)	the appointment of an receiver, liquidator, administrator, debt administrator or similar person in relation to such company or in relation to the whole or any substantial part of the undertaking or assets of such company;

(i)	the cessation or suspension of payment of its debts generally or a public announcement by such company of an intention to do so; or

(j)	a moratorium is declared in respect of any indebtedness of such company;

11 (78)

“Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Security Agent (acting on the instructions from the Finance Parties) and comply with the requirements under Clause 10.3 (Insurance) and the GIEK Guarantee prepared by Bank Assure Insurance Services Inc., or such other reputable insurance advisor approved by the Agent, and dated on or about the date of this Agreement and addressed to, and capable of being relied upon by, the Finance Parties.

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 10.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Rig or otherwise in connection with the Rig and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Cover Ratio” means the ratio of the Group’s consolidated EBITDA to interest expenses for the previous period of twelve (12) months.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” has the definition given to it in the relevant Loan Agreement.

“Intra-Group Charterer” means each Subsidiary named as Intra-Group Charterer pursuant to Schedule 1 (Guarantors and Rig).

“Intra-Group Charter” means the current bareboat charter made between the Rig Owner and the Intra-Group Charterer for the Rig, and any other bareboat contract or other employment contract pertaining to the Rig and entered into by and between any Subsidiaries of the Borrower.

“IPO” means the initial public offering of Seadrill Partners at the New York Stock Exchange, currently scheduled to close in Q4 2012, on the terms set out in the Prospectus.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Lenders” means the GIEK Lenders (for the purpose of this Agreement represented by the GIEK Agent) and the Lenders in the Loan Facility Agreement (for the purpose of this Agreement represented by the Agent).

“Leverage Ratio” means the Net Funded Debt divided by EBITDA.

“Loan(s)” means the loans made pursuant to the Loan Agreements.

12 (78)

“Loan Agreements” means the GIEK Facility Agreement and the Loan Facility Agreement.

“Loan Facility Agreement” means the loan facility agreement set out in Recital (A) of this Agreement.

“Market Value” means the fair market value of the Rig, being the average of valuations of the Rig obtained from two (2) of the Approved Brokers (elected by the Borrower), with or without physical inspection of the Rig (as the Security Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition, assets, business or operation of any Obligor or the Group as a whole;

(b)	the ability of any of the Obligors to perform any of their obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents.

“Material Subsidiary” shall mean any Subsidiary of the Borrower owning a drilling unit or any Subsidiary of the Borrower which can be reasonably deemed a material member of the Group.

“Minimum Liquidity” means, as at any date, the aggregate amount of the Borrower’s (unconsolidated) Cash.

“Mortgage” means the first priority mortgage and any deed of covenants collateral thereto, to be executed by the Rig Owner against the Rig in a Ship Registry in favour of the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties), to cover an amount of up to USD 605,000,000 for the Rig.

“Net Funded Debt” means on a consolidated basis for the Group all interest-bearing debt less Cash and Cash Equivalents but excluding USD 75,000,000.

“Norwegian Equipment” means the equipment manufactured by Aker Solutions, TTS Sense and certain other Norwegian exporters and delivered to the Rig and West Elara and for which the aggregate of Norwegian export sale contracts to the Yard exceeds USD 323,500,000.

“Obligors” means the Borrower and the Guarantors and an Obligor means any of them.

“Operating Agreement” means the agreement governing, inter alia the relationship between the owners of Seadrill Partners, thereunder the management of the company.

“Original Financial Statements” means in relation to (a) the Borrower, the audited consolidated financial statements for the financial year ending on 31 December 2010, (b) Seabras Rig Holdco Kft., the audited unconsolidated financial statements for the financial year ending on 31 December 2010 and (c) Seadrill Capricorn Holdings LLC and Seadrill US Gulf LLC, their opening balance sheets.

13 (78)

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Permitted Encumbrances” means in respect the Rig:

(a)	liens for current crews’ wages and salvage;

(b)	any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding USD 2,500,000; and

(c)	any other liens incurred in the ordinary course of operating the Rig not exceeding USD 2,500,000.

“Prospectus” means the prospectus for the stock listing of Seadrill Partners as filed with Securities and Exchange Commission in connection with the IPO.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.

“Quarterly Accounts” means the Obligors consolidated and unconsolidated financial statements for the relevant financial quarter to be delivered pursuant to Clause 7.1 (Financial Statements).

“Representative” means DNB Bank ASA as agent pursuant to the Loan Facility Agreement and as GIEK Facility Agent under the GIEK Facility Agreement.

“Revolving Facility” means the Revolving Facility made available under the Loan Facility Agreement.

“Revolving Facility Advance” means the principal amount of each borrowing by the Borrower under the Loan Facility Agreement of a portion of the Revolving Facility Commitment.

“Revolving Facility Commitment” means USD 200,000,000, subject however to quarterly reductions with the amounts set out in the Loan Facility Agreement and furthermore as that amount may be reduced, cancelled or terminated in accordance with that agreement.

“Revolving Facility Loan” means the principal amount of the Revolving Facility Advances for the time being outstanding under the Loan Facility Agreement.

“Required Majority” means a Lender or Lender(s) (jointly or severally, and subject to Clause 4.2(a)) having more than 66 2/3 % of the Exposure, however always to include one Commercial Lender.

“Rig” means the semi-submersible drilling rig West Capricorn, to be delivered from Jurong Shipyard Pte Ltd of 29 Tanjong Kling Road, Singapore 628054 (the “Yard”) between December 2011 and January 2012 and listed in Schedule 1 (Guarantors and Rig).

14 (78)

“Rig Owner” means the company named as owner of the Rig pursuant to Schedule 1 (Guarantors and Rig) or the company to which the Rig is transferred as a result of the Capricorn Ownership Restructuring.

“Satisfactory Drilling Contract” means any time charter contract(s) for the Rig, which is:

(i)	in form and substance satisfactory to the Required Majority, in their discretion;

(ii)	to either the parent company or any subsidiary satisfactory to the Required Majority, of BP, Chevron, ConocoPhillips, ExxonMobil, ONGC, Petrobras, Shell, Statoil, BG, Hess, Petronas, ENI, BHP, Marathon, Repsol, Murphy, Cairn, PLC, Tullow and Total, or any other oil company satisfactory to the Required Majority in their discretion; and

(iii)	at a daily rate of at least USD 450,000 and with a fixed duration of at least 4 years of which the first 2 years shall be defined as the initial contract period, commencing as soon as practically possible after delivery of the Rig from the Yard (the “Initial Contract Period”).

“Seadrill Capricorn” means Seadrill Capricorn Ltd., a limited liability company incorporated under the laws of England with organisation number [—].

“Seadrill Capricorn Holdings” means Seadrill Capricorn Holdings LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands with organisation number 962179.

“Seadrill Member” means Seadrill Member LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands with organisation number [—].

“Seadrill Partners” means Seadrill Partners LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands with organisation number [—].

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Finance Party under each Finance Document to which such Obligor is a party.

“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 12 (Security) all to be in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties).

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Security Agent notifies the Borrower and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;

15 (78)

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrower has no future or contingent liability under any provision of this Agreement and the other Finance Documents;

(d)	the Security Agent and the Required Majority do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	there are no Commitments in force.

“Share Pledge” means the first priority share pledge over all the shares of each of the Guarantors (except for any Intra-Group Charterer) collateral to this Agreement as security for the Obligors’ obligations under the Finance Documents in the form and substance satisfactory to the Security Agent on behalf of the Finance Parties.

“Shareholder Loan” means the loan made by the Borrower as lender with the Rig Owner as borrower pursuant to a loan agreement dated 28 September 2012.

“Ship Registry” means the ship registry of Panama and such other ship registry as approved by the Security Agent (on behalf of the Required Majority).

“Solvent” means, with respect to any person on a particular date, that on such date (a) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature and (c) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would be unreasonably small in relation to such business or such transaction.

“Subsidiary” means an entity from time to time of which a person:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty (50) per cent (votes and/or capital),

for the purpose of paragraph (a), an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

(a)	the net income, profits or gains of that Finance Party world wide; or

(b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

16 (78)

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Total Assets” means on any date the Group’s (on a consolidated basis) book value of assets which are treated as assets in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are fully consolidated into the Borrower’s audited consolidated financial statements.

“Total Commitments” means the aggregate of the GIEK Facility Loan Commitment, the Revolving Facility Commitment, and the Commercial Facility Loan Commitment, being USD 550,000,000 at the date of this Agreement as that amount may be reduced, cancelled or terminated in accordance with the Finance Documents.

“Total Loss” means, in relation to the Rig:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Rig;

and/or

(b)	any hijacking, theft, condemnation, capture, seizure, destruction, abandonment, arrest, expropriation, confiscation, requisition or acquisition of the Rig, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower or any of the Guarantors.

“Total Loss Date” means:

(a)	in the case of an actual total loss of the Rig, the date on which it occurred or, if that is unknown, the date when the Rig was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Rig, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Rig was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Rig’s insurers in which the insurers agree to treat the Rig as a total loss; or

17 (78)

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent and the GIEK Facility Agent that the event constituting the total loss occurred.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD” means the lawful currency of the United States of America.

“Utilisation” means Utilisation-Loan and Utilisation-Guarantee.

“Utilisation-Loan” means utilisation of a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means the Utilisation Request-Loans.

“Utilisation Request-Loans” means a notice substantially in the relevant form set out in the Loan Agreements.

“VAT” means value added tax.

1.2	Construction

In this Agreement and in all Finance Documents, unless the context otherwise requires:

(a)	Clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(e)	the “Security Agent”, the “GIEK Facility Agent”, the “GIEK Agent”, the “Agent”, a “Mandated Lead Arranger” (as defined in the Loan Agreements), any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Agent, any person for the time being appointed as Agent in accordance with the Finance Documents;

(f)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(g)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

18 (78)

(h)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality);

(i)	A reference to ‘Post the IPO’ shall be references to a reduction of ownership as a consequence of the IPO having been successfully completed;

2.	APPOINTMENT OF SECURITY AGENT

2.1	Appointment and authorisation of the Security Agent

(a)	Each of the Agent, the GIEK Agent, the GIEK Facility Agent, the Hedge Counterparty and the Lenders appoints the Security Agent to act as its agent and trustee under and in connection with this Agreement and the Security Documents.

(b)	Each of the Agent, the GIEK Agent, the GIEK Facility Agent, the Hedge Counterparty and the Lenders authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with this Agreement and the Security Documents together with any other incidental rights, powers, authorities and discretions.

2.2	Duties of the Security Agent

The Security Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents, and the Security Agent’s duties under such documents are solely mechanical and administrative in nature. The Security Agent shall:

(a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Security Agent for the attention of that Party by another Party;

(b)	supply the other Finance Parties with all material information which the Security Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

(d)	from when it receives sufficient information; promptly notify the Representatives and the GIEK Agent of the occurrence of any Event of Default arising under Clause 13 (Events of Default).

2.3	Relationship

The relationship between the Security Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Security Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Security Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

19 (78)

2.4	Business with the Borrower

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.

2.5	Rights and discretions of the Security Agent

(a)	The Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 13.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Required Majority has not been exercised.

(c)	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Security Agent may act in relation to the this Agreement and the Security Documents through its personnel and agents.

(e)	The Security Agent may disclose to any other Party any information it reasonably believes it has received as security agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

2.6	Responsibility for documentation

The Security Agent:

(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Agent, the Obligors or any other person in or in connection with any Finance Document; and

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.

20 (78)

2.7	Exclusion of liability

(a)	Without limiting litra b) below, the Security Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Security Agent may rely on this Clause 2.

(c)	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any other Finance Party, and each Finance Party (or the Agent and the GIEK Agent on its behalf) confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

2.8	Lenders’ indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) above, indemnify the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent’s gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

2.9	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, until the Final Maturity Date of the GIEK Facility, the Security Agent may resign by giving notice to the other Finance Parties and the Borrower in which case the Required Majority (after consultation with the Borrower) may appoint a successor Security Agent.

(c)	If the Required Majority have not appointed a successor Security Agent in accordance with litra b) above within thirty (30) days after notice of resignation was given, the Security Agent (after consultation with the Borrower) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, at the Borrowers expense, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

21 (78)

(e)	The Security Agent’s resignation notice shall only take effect upon appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 2. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After prior written consent of the Borrower, such consent not to be unreasonably withheld, the Required Majority may, by notice to the Security Agent, require it to resign in accordance with litra b) above. In this event, the Security Agent shall resign in accordance with litra b) above.

2.10	Confidentiality

(a)	In acting as agent for the Finance Parties the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

2.11	Conduct of business of the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

2.12	Costs and expenses

2.12.1	Transaction expenses

The Borrower shall promptly on demand pay to the Security Agent the amount of documented costs and expenses (including legal fees) reasonably incurred in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

22 (78)

2.12.2	Amendment and enforcement costs, etc

The Borrower shall, within three (3) Business Days of demand, reimburse the Security Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, the Rights of the Finance Parties under the Finance Documents.

3.	CO-ORDINATION UNDERTAKINGS

3.1	Undertakings of Finance Parties

Subject to Clause 14 (Payments by the Obligors), each Finance Party (other than the Security Agent) agrees that it will not:

(a)	permit or require any Obligor to discharge any of the Secured Liabilities owed to it, except to the extent and in the manner provided for or permitted under the Agreement and the relevant Finance Documents (to the extent that the provisions of such Finance Documents are consistent with the relevant provisions of this Agreement);

(b)	accelerate against any Obligor, or permit or require any Obligor to accelerate, cancel, pay, prepay, repay, redeem, purchase, terminate early or voluntarily terminate, or otherwise acquire any of the Secured Liabilities owed by such Obligor, except:

(i)	to the extent and in the manner provided for or permitted by this Agreement and as further specified in the Finance Documents, to the extent the provisions of such Finance Documents are consistent with the relevant provisions of the this Agreement; and

(ii)	the mandatory prepayment of the Loan Agreements in the event that it becomes unlawful for the Lenders to perform any of its obligations as contemplated by the relevant Loan Agreements or to fund or maintain its participation under any Loan Agreement;

(c)	take, accept or receive the benefit of any Security Interest, guarantee, indemnity or other assurance against financial loss from any Obligor in respect of any of the Secured Liabilities owed to it except pursuant to the Security Interest created under the Security Documents, or pursuant to or as permitted by the Finance Documents (to the extent that the provisions of such Finance Documents are consistent with the relevant provisions of this Agreement); or

(d)	take, receive or recover from any of the Obligors by set-off, any right of combination of accounts, proceedings of any kind or in any other manner whatsoever (save where permitted in (a) – (c) above) the whole or any part of the Secured Liabilities owed to it, except to the extent provided for or permitted under the provisions of this Agreement and/or any other Finance Documents.

23 (78)

3.2	Undertakings of Obligors

Each Obligor undertakes that it will not:

(a)	discharge any of the Secured Liabilities owed by it, save to the extent such discharge would fall within the exception set out in Clause 3.1 (Undertakings of Finance Parties);

(b)	accelerate, cancel, pay, prepay, repay, redeem, purchase, terminate early or voluntarily terminate or otherwise acquire any of the Secured Liabilities owed by it, save to the extent such action is permitted by the Finance Documents or would fall within the exceptions set out in Clause 3.1(b) (Undertakings of Finance Parties);

(c)	create or permit to subsist any Security Interest, guarantee, indemnity or other assurance against financial loss in respect of any of the Secured Liabilities owed by it except pursuant to the Security Interest created under the Security Documents or pursuant to or as permitted by the Finance Documents (to the extent that the provisions of such Finance Documents are consistent with the relevant provisions of this Agreement); or

(d)	discharge any of the Secured Liabilities owed by it (in whole or in part) by set-off, any right of combination of accounts, proceedings of any kind or in any other manner whatsoever save where permitted by any of (a) – (c) above or to the extent such discharge would fall within the exceptions set out in Clause 3.1(d) (Undertakings of Finance Parties).

3.3	Preservation of Liabilities

(a)	Except where expressly provided in this Agreement, nothing contained in this Agreement is intended to or shall impair, as between any Obligor and any Finance Party, the obligations of any Obligor under the Finance Documents to which such Finance Party is party, including the obligation of the Obligors to pay the Finance Parties all of the relevant Secured Liabilities and/or the accrual of interest and default interest.

(b)	Each Obligor expressly acknowledges that no failure or delay by a Finance Party in exercising any of its rights in relation to a Default or an Event of Default or other default or any other right as a result of the provisions of this Agreement shall operate as a waiver or variation of its rights with respect thereto.

3.4	No more favourable terms

All parties to this Agreement agree that no Finance Party will have the benefit of any covenants from an Obligor the breach of which would give a right to that party to seek to declare an Event of Default other than as set out in or permitted by this Agreement.

3.5	No enforcement against the Obligors

Each Finance Party (other than the Security Agent) agrees that:

24 (78)

(a)	only the Security Agent is entitled to (either by virtue of its powers vested herein or by the Required Majority):

(i)	deliver a notice of pursuant to Clause 13.17 (Acceleration);

(ii)	take any action referred to in Clause 13.17 (Acceleration) against any Obligor (whether directly or through a receiver, administrator, debt administrator, liquidator (or analogous person)); or

(iii)	take proceedings or to exercise any rights, discretions or powers, or to grant any consents or releases, in respect of the Security given under or pursuant to the Security Documents or otherwise have direct recourse to the Security;

(b)	neither it nor any person acting on behalf of such party (other than the Security Agent or a person appointed by the Security Agent) shall have any right to take or initiate any proceedings or steps against an Obligor to enforce rights under the Finance Documents including without limitation by way of attachment or execution;

(c)	no Finance Party (other than the Security Agent or a person appointed by the Security Agent) shall have the right to take or join any person in taking steps against any Obligor for the purposes of obtaining payment of any amount due whatsoever from such Obligor to such Finance Party, provided that nothing shall prevent a Finance Party from proving for the full amount owed to it by any Obligor in the insolvency of such Obligor; and

(d)	neither it nor any party on its behalf (other than the Security Agent or a person appointed by the Security Agent) shall initiate or join any person in initiating howsoever an Insolvency Event in relation to any Obligor.

4.	VOTING

4.1	Method and quantum of voting

(a)	For voting issues subject to this Agreement, the Commercial Lenders and GIEK Lenders will submit their votes to their Representatives pursuant to the respective Loan Agreements.

(b)	The GIEK Lenders will not vote to the extent the matter is (i) decided by GIEK through the GIEK Agent pursuant to the terms of this Agreement, or (ii) decided within the authority of the GIEK Agent. The GIEK Agent will vote in a single vote by reference to the entire outstanding principal amount of the GIEK Facility Agreement. GIEK will vote through the GIEK Agent to the extent the matter is within the scope of the GIEK Guarantee.

(c)	The Loan Agreements may be amended pursuant to the terms of each of the Loan Agreements to the extent they do not conflict with this Agreement.

4.2	Required Majority’ instructions

(a)

Unless a contrary indication appears in any Security Document, the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Representatives of the Required Majority (or, if so instructed by the Required Majority, refrain from

25 (78)

exercising any right, power, authority or discretion vested in it as Security Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Required Majority.

(b)	Unless a contrary indication appears in a Security Document, any instructions given by the Required Majority will be binding on all the Finance Parties.

(c)	The Security Agent may refrain from acting in accordance with the instructions of the Required Majority (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Required Majority (or, if appropriate, the Lenders) the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

5.	CONDITIONS PRECEDENT

The Borrower may not deliver a Utilisation Request unless the relevant conditions precedent in the Loan Agreements are fulfilled or waived.

6.	REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to each Finance Party as follows:

6.1	Status

The Obligors are limited liability companies, duly incorporated, organised and validly existing under the laws of their incorporation and registration and have the power to own their assets and carry on their business as they are currently being conducted.

6.2	Binding obligations

The Finance Documents to which the Obligors are a party constitute legal, valid, binding and enforceable obligations, and each Security Document creates the security interests which that Security Document purports to create and those security interests are legal, valid, binding and enforceable first priority securities and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable in accordance with their terms against the Obligors, save as provided for therein.

6.3	No conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation or any order or decree of any judicial or official agency or court;

(b)	any constitutional documents of such Obligor; or

(c)	any agreement or document to which is binding on the Obligor.

26 (78)

6.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate actions to authorise its entry into and delivery of, performance, validity and enforceability of the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

6.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required (i) in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby and (ii) for it to carry on its business as currently being conducted have been obtained or effected and are in full force and effect.

6.6	Taxes

It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies, claims that are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies save as disclosed to the Lenders pursuant to Clause 9.4 (Taxation). It is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.

6.7	Ownership structure

(a)	Prior to the IPO: The Borrower owns (directly or indirectly) 100% of all the shares and the ownership interests in each of the Guarantors, Seadrill Partners and Seadrill Member as described in Schedule 4 (Corporate Structure) hereto;

(b)	Post the IPO: The Borrower owns at least 51% (directly or indirectly) of the interest of Seadrill Partners (votes and capital, subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Operating Agreement);

(c)	Seadrill Partners owns at least 51% (directly) of the interest (vote and capital) of Seadrill Capricorn Holdings;

(d)	the Borrower owns at least 49% (directly or indirectly, disregarding indirect ownership through Seadrill Partners) of the interest (vote and capital) of Seadrill Capricorn Holdings;

(e)	Seadrill Capricorn Holdings owns 100% (directly or indirectly) of the interest (vote and capital) of the Rig Owner and the Intra-Group Charterer.

6.8	No Default

No Event of Default, Default or any prepayment event pursuant to the Loan Agreements is existing or might result from the making of the Loans or the entry into and performance of or any transaction contemplated by any of the Finance Documents. No other event or circumstance exists which constitutes or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on an Obligor or any of its assets, and which may have a material adverse effect on the ability of the Obligor to perform its obligations under the Finance Documents.

27 (78)

6.9	No misleading information

Any factual information, documents, exhibits or reports relating to the Obligors and their respective Subsidiaries and which have been furnished to the Finance Parties by or on behalf of the Obligors are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect or no omission to disclose any off-balance sheet liabilities or other information, documents or agreements which if disclosed could reasonably be expected to affect the decision of a Finance Party to enter into a Finance Document.

6.10	Original Financial Statements

(a)	Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent, the Security Agent, the GIEK Facility Agent, the GIEK Agent or the Lenders pursuant to Clause 10 (Information Undertakings), save as disclosed to Exchange, fairly and accurately represent the assets, liabilities and the financial condition of the Obligors and their respective Subsidiaries and have been prepared in accordance with Accounting Principles consistently applied.

(b)	No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent, the Security Agent, the GIEK Facility Agent, the GIEK Agent or the Lenders pursuant to Clause 10 (Information Undertakings), none of the Obligors or any of its Subsidiaries had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements, the most recent delivered financial information or in the notes thereto (save as disclosed to the Exchange).

(c)	No material change. Since the date of the Original Financial Statements and the financial information most recently delivered to the Agent, the Security Agent, the GIEK Facility Agent, the GIEK Agent or the Lenders pursuant to Clause 10 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of any Obligor or its Subsidiaries which might have a Material Adverse Effect.

6.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

6.12	No proceedings pending or threatened

No litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings (private or public) of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or are pending or (to the best of its knowledge and belief) have been threatened against it.

28 (78)

6.13	No existing Security Interest

Save as described in Clause 12 (Security), no Security Interest exists over all or any of the present or future revenues or assets of such Obligor relating to assets being the subject of the Security Documents and all of the Obligors’ rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

6.14	No immunity

The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

6.15	No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

6.16	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach (in the opinion of the Security Agent or the Required Majority) has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

6.17	Environmental laws

(a)	Each member of the Group is in compliance with Clause 9.3 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

(b)	No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or is pending (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group.

6.18	The Rig

The Rig is:

(a)	in the absolute ownership of the Rig Owner free and clear of all encumbrances (other than current crew wages and the Mortgage) and, the Rig Owner will be the sole, legal and beneficial owner of the Rig;

29 (78)

(b)	registered in the name of the Rig Owner with a Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with a classification society acceptable to the Required Majority, free of all overdue requirements and recommendations.

6.19	No money laundering

It is acting for its own account in relation to the Loan Agreements and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council).

6.20	Corrupt practices

It has observed, and to the best of its knowledge and belief, parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery and corrupt practices.

6.21	GIEK Conditions

It is not in breach of the GIEK Conditions pursuant to which the GIEK Guarantee was or will be issued.

6.22	Solvency

(a)	Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents.

(b)	Each Obligor is, and immediately upon giving effect to the transactions contemplated by the Finance Documents will be, Solvent.

6.23	Repetition

The representations and warranties set out in this Clause 3 are deemed to be made by each of the Obligors on the date of this Agreement and shall be deemed to be repeated:

(a)	on such dates as stated in the relevant Loan Agreements; and

(b)	in each Compliance Certificate forwarded to the Security Agent pursuant to Clause 7.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

7.	INFORMATION UNDERTAKINGS

The Borrower gives the undertakings set out in this Clause 7 to each Finance Party and such undertakings shall remain in force throughout the Security Period;

7.1	Financial statements

The Borrower shall supply to the Security Agent, in sufficient copies for the Security Agent, the GIEK Facility Agent, the GIEK Agent, GIEK, the Agent and all of the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Obligors’ financial year respectively;

30 (78)

(i)	the Borrower’s audited consolidated financial statements;

(ii)	the unaudited annual unconsolidated accounts of the Intra-Group Charterer; and

(iii)	each of the Guarantors’ unaudited unconsolidated accounts for that financial year;

(b)	as soon as the same become available, but in any event within seventy (70) days after each relevant Quarter Date, the Borrower’s consolidated unaudited financial statements for that financial quarter; and

(c)	as soon as the same become available, but in any event no later than 70 days after 30 June and 31 December each calendar year copies of the Group’s Cash Flow Projections for the following four (4) calendar years after such dates.

7.2	Compliance Certificate

The Borrower shall supply to the Security Agent, with each set of financial statements delivered pursuant to Clause 7.1 (Financial statements), a Compliance Certificate signed by an authorised officer of the Borrower setting out (in reasonable detail) inter alia computations as to compliance with Clause 8 (Financial Covenants) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Borrower’s compliance with Clause 8 (Financial Covenants), Clause 10.1 (Minimum Market Value) and Clause 26.3 (Insurances).

7.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 7.1 (Financial statements) consist of balance sheets, profit and loss statements and cash flow analysis and is prepared using Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for each of the Obligors, as the case may be, unless, in relation to any set of financial statements, it notifies the Security Agent that there has been a change in Accounting Principles, the accounting practices or reference periods and its Auditors deliver to the Security Agent:

(a)	a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Security Agent, to enable the Lenders to determine whether Clause 8 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

31 (78)

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

7.4	Information - miscellaneous

The Borrower shall notify the Security Agent and/or supply to the Security Agent (in sufficient copies for the Security Agent, the GIEK Facility Agent, the GIEK Agent, the Agent and all the Lenders, if the Security Agent so requests):

(a)	all documents dispatched by each of the Obligors to its shareholders, or to or from its creditors generally at the same time as they are dispatched, as any Finance Party (through the Security Agent) may reasonably request;

(b)	immediately upon becoming aware of them; breaches of contracts, the details of any litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which are current, threatened, alleged or pending against any of the Obligors and which (in the opinion of the Security Agent or the Required Majority) might, if adversely determined, be reasonably expected to have a Material Adverse Effect;

(c)	immediately such further information regarding the business, properties, assets and operations (financial or otherwise) of the Obligors and its Subsidiaries as any Finance Party (through the Security Agent) may reasonably request; and

(d)	such updates of forecasts as the Security Agent may reasonably request.

7.5	Notification of Default

The Borrower shall notify the Security Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

7.6	Notification of Environmental Claims

The Borrower shall inform the Security Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any material Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors or the Rig; and

(b)	of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any of the Obligors, or the Rig.

7.7	“Know your customer” checks

If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

32 (78)

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement or any Loan Agreement to a party that is not a Lender prior to such assignment or transfer obliges the Security Agent, the Representatives, the GIEK Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Security Agent, the Representatives, the GIEK Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Agent, the Representatives, the GIEK Agent (for themselves or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for these parties to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Each Lender shall promptly upon the request of the Security Agent or the Representatives supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Agent or the Representatives (for themselves) in order for the Security Agent and the Representatives to carry out and be satisfied they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

8.	FINANCIAL COVENANTS

The financial covenants in this Clause 8 are granted in favour of each Finance Party by the Borrower and such financial covenants shall remain in force throughout the Security Period.

8.1	Minimum Liquidity

The Borrower will procure that the Minimum Liquidity of the Borrower will not fall below USD 75,000,000.

8.2	Leverage Ratio

The Borrower will procure that throughout the term of this Agreement the Leverage Ratio of the Group will not exceed 4.5 : 1.

8.3	Interest Cover Ratio

The Borrower will procure that the Group’s Interest Cover Ratio shall be minimum 2.5 : 1 throughout the term of this Agreement.

8.4	Current Ratio

The Borrower will procure that the Group’s Current Ratio is minimum 1:1 throughout the term of this Agreement.

8.5	Equity Ratio

The Borrower will procure that the Group’s Equity Ratio shall not be less than 30 per cent throughout the term of this Agreement.

33 (78)

8.6	Financial testing

The financial covenants set out in this Clause 8 shall be calculated in accordance with Accounting Principles and tested by reference to the latest financial statements (whether audited or unaudited) and each Compliance Certificate, and presented to the Security Agent in form and substance satisfactory to it.

9.	GENERAL UNDERTAKINGS

Each Obligor gives the undertakings set out in this Clause 9 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

9.1	Authorisations

Each of the Obligors shall promptly:

(a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Security Agent, the GIEK Facility Agent, the GIEK Agent and the Agent (if so requested) of,

any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

9.2	Compliance with laws

Except as may already have been disclosed by the Obligor in writing to, and acknowledged in writing by the Security Agent, the GIEK Agent and the Agent, each of the Obligors apply and shall continue to comply in all respects with all laws and regulations and constitutional documents to which it and the Rig may be subject.

9.3	Environmental compliance

Each Obligor shall (and shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so, (in the opinion of the Security Agent or the Required Majority) has or is reasonably likely to have a Material Adverse Effect.

9.4	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless, and only to the extent that:

(i)	such payment is being contested in good faith;

34 (78)

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 7.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not (in the opinion of the Security Agent or the Required Majority) have or is not reasonably likely to have a Material Adverse Effect.

(b)	None of the Obligors may change its residence for Tax purposes.

9.5	Pari passu ranking

Each of the Obligors shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

9.6	Title

The Rig Owner will hold full legal title to and own the entire beneficial interest in the Rig, the Insurances and its Earnings, free of any Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 9.7 (Negative pledge).

9.7	Negative pledge

(a)	The Obligors shall not create or permit to subsist any further Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues which are comprised by any Security Documents.

(b)	The Rig Owner shall not create or permit to subsist any Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues.

(c)	The Rig Owner shall not encumber any employment contract in respect of the Rig, nor dispose of any such employment contract unless consented to by the Required Majority.

9.8	Change of business and constitutional documents

(a)	Except with the prior written consent of the Required Majority, the Obligors will not, and shall procure that no Material Subsidiary will cease to carry on or make any change in all or any part of its business and activities as presently conducted, or carry on any other business, except for similar related business, or change the place of its jurisdiction or its organisation as presently conducted.

(b)	The Borrower shall procure that none of the material terms, in the opinion of the Agent or the Required Lenders, of the Operating Agreement are amended, terminated, or waived without the prior written consent of the Agent (on behalf of the Required Lenders). Amendments solely related to the issuance of additional Membership Interests (as defined in the Operating Agreement), provided that Seadrill Member’s (as defined in the Operating Agreement) pre-emptive right applies to these Membership Interests, shall not be regarded as a material amendment.

35 (78)

(c)	The Borrower shall procure that Seadrill Member (as defined in Clause 1.1 (Definitions)) shall remain the Seadrill Member as defined in the Operating Agreement.

9.9	Finance Documents and Charter Contracts

The Obligors shall perform all of their obligations under the Finance Documents, any Charter Contracts and any Intra-Group Charters pertaining to the Rig at all times in the manner and upon the terms set out therein.

9.10	Undertaking to procure subordination of additional debt

Subject to Clause 9.10 (Negative Pledge), the Obligors undertake to procure (in terms acceptable to the Required Majority) the subordination, in point of payment and priority, of any Financial Indebtedness, which is secured by such assets subject to the Security Documents, of any member of the Group created on or after the date hereof, to any debt created pursuant to this Agreement.

9.11	Mergers and demergers

Except with the prior written consent of the Required Majority, the Obligors will not, and shall procure that no other member of the Group will (i) enter into any merger or consolidation with any other company unless with another Group member and each Obligor will survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Finance Documents or (ii) demerge itself into any two or more companies or (iii) undertake any corporate restructuring.

9.12	Financial year

Except with the prior written consent of the Required Majority, the Obligors will not, and shall procure that no other member of the Group will, alter its financial year end.

9.13	Bank accounts

It shall pay and credit all its Earnings (excluding service income for manning, services and procurement etc. held with separate third party contractors for the purpose of optimising the fiscal structure of the drilling operations) to the Earnings Account and maintain the Earnings Account with the Security Agent, unless otherwise agreed to by the Security Agent and subject to satisfactory security arrangements being entered into in favour of the Finance Parties. The amounts in the Earnings Account shall be freely available to the Borrower provided that no Event of Default has occurred and is continuing and no notice has been given to the Borrower by the Security Agent that such amounts shall not be freely available.

9.14	Dividends Borrower

(a)	The Borrower may

(i)	pay dividends (or make any other distributions to its shareholders),

(ii)	buy-back its own common stock and/or

(iii)	(make new material investments in any company, shares, common stock or enter into any kind of new derivative contracts,

36 (78)

only to the extent

(iv)	no Default is continuing or would result from the proposed transaction, and

(v)	after giving effect to such transaction, the Borrower and its Subsidiaries are in compliance with the Financial Covenants set out in Clause 8 (Financial Covenants) of this Agreement.

(b)	To the extent the Borrower has issued preference capital, any mandatory yield (interest) payments on such preference capital shall not be treated as dividend (or other distribution to its shareholders) for the purpose of this Clause 9.14.

9.15	Restrictions on indebtedness

(a)	None of the Guarantors shall incur, create or permit to subsist any Financial Indebtedness other than as incurred under the Finance Documents, except that an Intra-Group Charterer may incur, create or permit to subsist guarantee liabilities in respect of supporting financing relating to rigs which are chartered out by such Intra-Group Charterer.

(b)	The restrictions in paragraph (a) above do not apply to;

(i)	Hedging Agreement. Indebtedness incurred under any Hedging Agreement entered into in the ordinary course of business and which are not of a speculative nature;

(ii)	Intercompany loans. Loans and advances made to the Rig Owner by members of the Group on the conditions that the Loans are subordinated and unsecured in form and substance satisfactory to the Security Agent;

(iii)	Required Majority. Financial Indebtedness consented to by the Required Majority.

(c)	No Intra-Group Charterer shall incur, create or permit to subsist any Financial Indebtedness to the Rig Owner other than as incurred under the Finance Documents unless such indebtedness are subordinated and unsecured in form and substance satisfactory to the Security Agent.

9.16	Restrictions on inter-company chartering

Unless the Borrower can (in form and substance satisfactory to the Security Agent) document and evidence that a new charter arrangement has no negative effect on the Finance Parties securities positions as set out in Clause 12.1 (Security) and under the Finance Documents, the Obligors shall not enter into any other charter arrangements for the Rig other than what follows from Schedule 1 (Guarantors and Rig), except as consented to in writing by the Security Agent.

37 (78)

9.17	Transactions with Affiliates

Each Obligor shall (and shall procure that each Subsidiary will) procure that all transactions entered into with an Affiliate are made on market terms and otherwise on arm’s length terms.

9.18	Disposals

(a)	No members of the Group shall enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of the Rig or other asset being the subject of a Security Interest pursuant to the Security Documents.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal

(i)	made on market value and arm’s length terms and in compliance with Clause 8 (Mandatory Reduction, Prepayment and Cancellation) of the Loan Facility Agreement and Clause 8 (Mandatory Reduction, Prepayment and Cancellation) of the GIEK Facility Agreement; or

(ii)	consented to by the Required Majority.

9.19	Financial Support

The Rig Owner shall not provide, procure, create or permit to subsist any Financial Support (including contingent support) other than:

(a)	Financial Support incurred pursuant to the Finance Documents;

(b)	Existing Financial Support outstanding on the date of this Agreement which is disclosed to, and acceptable to, the Required Majority in writing prior to such date; or

(c)	Financial Support consented to by the Required Majority.

9.20	Centre of Main Interest

None of the Obligors will change its centre of main interest or establishment to another jurisdiction without obtaining the prior written consent from the Required Majority.

9.21	Assignment of contracts

If an event which is or may become (with the passage of time or the giving of notice or both) an Event of Default has occurred and is continuing; upon the Security Agent’s request make its best endeavours to have assigned the rights and obligations under contracts pertaining to the Rig (with members of the Group as well as ultimate charterers) or any of them to one or several parties nominated by the Security Agent.

9.22	Sale or Total Loss of the Rig

Ensure that the Rig is not sold in whole or in part without prior written notice to the Security Agent, and in the event of such sale or in the event of a Total Loss, make such prepayment as provided for in Clause 8.1 (Total Loss or sale) of the Loan Facility Agreement and Clause 8.2 (Total Loss or sale) of the GIEK Facility Agreement and comply with Clause 10.13 (Total Loss).

38 (78)

9.23	Investment Restrictions

(a)	Subject to Clause 9.14(a)(ii) and 9.14(a)(iii) (Dividends Borrower) and subject to (b) below, neither the Borrower nor its Subsidiaries shall make any investments and acquisitions unless

(i)	after giving effect to any such investment, the Borrower and its Subsidiaries are in pro forma (“pro forma” meaning that the calculation of the financial covenants shall take into account any effect of the investment or acquisition made) compliance (evidenced by adjusted financial calculations taking into account any effect of the investment or acquisition made) with the Financial Covenants set out in Clause 8 (Financial Covenants) of this Agreement; and

(ii)	no Default is continuing or would result from the proposed investment and acquisition.

(b)	None of the Guarantors shall make any further investments or acquisitions, except for any capital expenditure or investments related to ordinary upgrade or maintenance work of the Rig.

9.24	Corrupt Practices

Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.

9.25	Governmental Recommendations

Each Obligor shall procure that the Rig is not utilised in conflict with official recommendations published by the Norwegian Ministry of Foreign Affairs from time to time.

10.	RIG COVENANTS

The Obligors give the undertakings set out in this Clause 10 to each Finance Party and such undertakings shall remain in force throughout the Security Period;

10.1	Minimum Market Value

The Obligors will procure that the Market Value of the Rig:

(a)	is at least 115 % of the sum of the then aggregate outstanding principal amount under the Loan Agreements from the First Utilisation Date and up until the 3rd anniversary thereof;

(b)	is at least 130 % of the sum of the then aggregate outstanding principal amount under the Loan Agreements from the 3rd anniversary of the First Utilisation Date and up until the 4th anniversary thereof; and

(c)	thereafter is higher than 135 % of the sum of the then aggregate outstanding principal amount under the Loan Agreements.

10.2	Market Valuation of the Rig

The Borrower shall (at its own expense) (i) arrange for the Market Value of the Rig to be determined and valued for the purpose of every Compliance Certificate to be delivered pursuant to Clause 7.2 (Compliance Certificate) for the financial quarters ending 30 June and 31 December each year and (ii), if an Event of Default has occurred and is continuing, upon the Security Agent’s request, arrange for the Rig to be valued.

39 (78)

10.3	Insurance

(a)	The Borrower shall maintain or ensure that the Rig is insured against such risks, including the following risks, Hull and Machinery, Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar rig), Hull Interest and/or Freight Interest and War Risk (including terrorism and confiscation) insurances, in such amounts and currencies, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan of 1996, version 2010 as appropriate for an internationally reputable major drilling contractor (as amended from time to time)) and with such insurers and placed through insurance brokers as the Security Agent shall approve (such approval not to be unreasonably withheld). The Borrower shall seek the approval of the Security Agent, on behalf of the Lenders, prior to placing any insurances through any captive vehicle.

(b)	The insurance value of the Rig shall at all times be at least equal to or higher than the Market Value of the Rig. The aggregate insurance value of the Rig shall at all times be at least equal to the higher of the Market Values of the Rig and one hundred and twenty per cent (120.00%) of the Total Commitments.

(c)	The value of the Hull and Machinery insurance shall cover at least eighty per cent (80.00%) of the Market Value of the Rig and the aggregate insured values in the hull and machinery insurance of the Rig, shall at all times be at least equal to the Total Commitments.

(d)	The Borrower shall procure that the Security Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Security Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD 25,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties). The Borrower shall provide the Finance Parties with details of terms and conditions of the insurances and break down of insurers.

(e)	Not later than fourteen (14) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Security Agent of a certificate from the insurance broker(s) or the Insurers, confirming the Insurances referred to in litra a) have been renewed and taken out in respect of the Rig with insurance values as required by litra b), that such Insurances are in full force and effect and that the Security Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

(f)	The Security Agent may effect;

40 (78)

(i)	at the Lender’s expense and for the exclusive benefit of the Lenders, mortgagees’ interest insurance and/or mortgagee’s additional perils (pollution) insurance, on such terms as the Security Agent may approve

(ii)	at the Borrowers’ expense and for the exclusive benefit of the Lenders, when the Rig is or may be located in an Area (as defined herein), insurance policies such as mortgagees’ additional perils and pollution insurance on such terms as the Security Agent may approve. The Borrower will notify the Security Agent in writing prior to the Rig entering an Area (as defined herein). The term “Area” will mean the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Security Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Security Agent to the Borrower.

(g)	If any of the Insurances referred to in litra a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Rig any premiums due in respect of other rigs under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other rigs under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Rig if and when so requested by the Security Agent.

(h)	The Borrower shall procure that the Rig always is employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrower will not make any material change to the Insurances described under litra a) and b) above without the prior written consent of the Security Agent (on behalf of the Lenders).

(j)	Each of the Insurances shall be reviewed, at the cost of the Borrower, by the Lender’s insurance advisor on an annual basis on each date on which the Insurances are due for renewal if so required by the Security Agent.

10.4	Alteration to the Rig

Ensure that no major structural alteration or any other major change is to be made to the Rig without the prior written consent of the Security Agent on behalf of the Required Majority (such consent not to be unreasonably withheld), and then only if and to the extent such alternation or change is carried out in accordance with the terms of the contractual obligations pertaining to the Rig existing at the date of this Agreement.

10.5	Conditions of the Rig

Ensure that the Rig is maintained and preserved in good and safe condition and repair and operated in accordance with good internationally recognized standards, complying with the ISM Code and the ISPS Code (to the extent applicable) and all other marine safety and other regulations and requirements from time to time applicable to vessels registered in the relevant Ship Registry under the relevant flag and applicable to vessels trading in any jurisdiction in which the Rig may operate from time to time.

41 (78)

10.6	Trading, Classification and repairs

The Obligors shall keep or shall procure that:

(a)	the Rig is kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice;

(b)	the Rig is classified and maintained at the highest level with Det Norske Veritas, Lloyd’s Register, American Bureau of Shipping or another classification society approved by the Required Majority, free of any overdue recommendations and qualifications;

(c)	they comply with the laws, regulations (statutory or otherwise), constitutional documents and international conventions applicable to the classification society, the Ship Registry, the Obligors (ownership, operation, management and business ) and to the Rig in any jurisdiction to which the Rig or the Obligors may operate from time to time;

(d)	the Rig does not enter the territorial waters (12 mile limit) of the United States of America unless (i) it is an emergency situation, (ii) if no Event of Default is outstanding, upon obtaining the prior written consent from the Security Agent, and (iii) if an Event of Default is outstanding, upon obtaining the prior written consent of the Lenders; and

(e)	they provide the Security Agent of evidence of such compliance upon request from the Security Agent.

10.7	Notification of certain events

The Borrower shall immediately notify the Security Agent of:

(a)	any accident to the Rig involving repairs where the costs will or are likely to exceed USD 25,000,000 (or the equivalent amount in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

(c)	any exercise or purported exercise of any capture, seizure, arrest, confiscation, detention or lien on any of the assets secured by the Security Documents;

(d)	any occurrence as a result of which the Rig has become or is, by the passing of time or otherwise, likely to become a Total Loss.

10.8	Operation of the Rig

The Obligors shall comply, and procure that any charter and manager complies in all material respects with all Environmental Laws and all other laws or regulations relating to the Rig, their ownership, operation and management or to the business of the Obligor and shall not employ the Rig nor allow their employment:

(a)	in any manner contrary to law or regulation in any relevant jurisdiction; and

42 (78)

(b)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Rig unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading Rig within the territorial waters of such country at such time and has provided evidence of such cover to the Security Agent.

10.9	ISM Code, ISPS Code etc.

Each of the Obligors shall comply and shall procure that a charter and/or manager comply with the ISM Code, ISPS Code, Marpol and any other international maritime safety regulation to the extent applicable to the operation and maintenance of the Rig and provides copies of certificates evidencing such compliance to the Security Agent as soon as the same become available.

10.10	Inspections and class records

(a)	The Obligors shall permit, and shall procure that any charterers and/or managers permit, one or more persons appointed by the Security Agent to inspect the Rig once a year for the account of the Lenders upon the Security Agent giving prior written notice as long as such inspection does not interfere with the operations of the Rig. The Borrower will in connection to such visit respond to questions provided in connection with such inspection. If a Default has occurred or in case a material class recommendation has been made against the Rig the person appointed by the Security Agent shall be allowed to make as many visits as the Security Agent deems necessary, such additional visits to be for the account of the Borrower.

(b)	The Obligors shall instruct the classification society to send to the Security Agent, following a written request from the Security Agent, copies of all class records held by the classification society in relation to the Rig.

10.11	Surveys

The Borrower shall submit to or cause the Rig to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Ship Registry of the Rig and if consented to by the Security Agent pursuant to Clause 10.14 (Ship Registry, name and flag) such parallel Ship Registry of the Rig.

10.12	Arrest

The Obligors shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security Interests each Security Document creates or purports to create;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security Interests each Security Document creates or purports to create; and

(c)	all other outgoings whatsoever in respect of any of the Security Interests each Security Document creates or purports to create,

43 (78)

and forthwith upon receiving a notice of arrest of the Rig, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

10.13	Total Loss

In the event that the Rig shall suffer a Total Loss, the Obligors shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Security Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Security Agent to be applied in accordance with Clause 8.1 (Total Loss or sale) of the Loan Facility Agreement and Clause 8.2 (Total Loss or sale) of the GIEK Facility Agreement.

10.14	Ship Registry, name and flag

The Obligors shall:

(a)	procure that the Rig is registered in the name of the Rig Owner hereto in the Ship Registry; and

(b)	not, without the prior written consent of the Security Agent (on behalf of the Required Majority), change Ship Registry, name or flag of the Rig or parallel register the Rig in any Ship Registry without the prior written consent of the Security Agent on behalf of the Required Majority (such consent not to be unreasonably withheld or delayed).

10.15	Management

A company being a wholly owned Subsidiary of the Borrower shall continue to perform management services in respect of the Rig and neither a material change nor any other adverse change (having an adverse effect on the Finance Parties rights and/or obligations under the Finance Documents) to such existing management shall be made without the prior written consent of the Security Agent (not to be unreasonably withheld or delayed).

11.	GUARANTEE AND INDEMNITY

11.1	Guarantee and indemnity

Each Guarantor hereby irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party, as and for its own debt and not merely as surety, the due and punctual observance and performance by the Borrower of all of the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand by the Agent pay that amount as if it were the principal obligor (No.: påkravsgaranti); and

(c)	undertakes to indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by such Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

44 (78)

11.2	Continuing guarantee

The obligations of each Guarantor hereunder (the “Guarantee Obligations”) are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

11.3	Maximum liability

The total aggregate liability of each Guarantor hereunder shall be limited to USD 605,000,000 (maximum outstanding sums owed under the Finance Documents) plus interests and costs.

11.4	Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.

11.5	Survival of Guarantor’s liability

A Guarantor’s liability to the Finance Parties under this Clause 11 shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):

(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with the Borrower in respect of any of the Borrower’s obligations under the Finance Documents; or

(b)	any legal limitation, disability or incapacity of the Borrower related to the Finance Documents; or

(c)	any amendments to or variations of the Finance Documents agreed by the Finance Parties with the Borrower; or

(d)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of the Borrower; or

(e)	any other circumstance which might otherwise constitute a defence available to, or discharge of, a Guarantor.

11.6	Waiver of rights

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 63 (1) - (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

(b)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

45 (78)

(c)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(d)	§ 65 (3) (that the consent of a Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(e)	§ 67 (2) (about reduction of a Guarantor’s liabilities hereunder since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(f)	§ 67 (4) (that a Guarantor’s liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(g)	§ 70 (as no Guarantor shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(h)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations of a Guarantor hereunder);

(i)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of a Guarantor hereunder);

(j)	§ 73 (1) - (2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee Obligations of a Guarantor hereunder); and

(k)	§ 74 (1) - (2) (as a Guarantor shall make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

11.7	Deferral of Guarantor’s rights

Each of the Guarantors undertakes to the Finance Parties that for as long as any of the Finance Documents is effective:

(a)	following receipt by it of a notice from the Security Agent of the occurrence of any Event of Default which is unremedied, none of the Guarantors will make demand for or claim payment of any moneys due to the Guarantors from the Borrower, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by the Borrower to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(b)

if the Borrower shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Security Agent and then only on condition that the Guarantor holds the benefit of

46 (78)

any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Security Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the Borrower to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(c)	if a Guarantor, in breach of paragraphs a) and/or b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Security Agent and immediately be paid to the Security Agent so as for the Security Agent to apply the same as if they were moneys received or recovered by the Security Agent under this Agreement; and

(d)	the Guarantors have not taken nor will they take from the Borrower any Security Interest whatsoever for the moneys hereby guaranteed.

11.8	Enforcement

No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:

(a)	to obtain judgement against the Borrower or any third party in any court or other tribunal;

(b)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(c)	to take any action whatsoever against the Borrower or any third party under the Finance Documents, except the giving notice of any payment due hereunder,

and each of the Guarantors hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.

Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by the Borrower to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations of a Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

11.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

11.10	Guarantee and indemnity of the Borrower

The Borrower, as indemnifying guarantor for the guarantees, hereby guarantees on the same terms, limitations and conditions as the Guarantors under this Clause 11.

47 (78)

11.11	Limitations on Norwegian Guarantors

Notwithstanding anything to the contrary contained in this Agreement or any of the Finance Documents, none of the obligations and liabilities of any Guarantor (to the extent such Guarantor is subject to the Norwegian Limited Companies Act) assumed or to be assumed, performed or to be performed by it under this Agreement does apply to any indebtedness, obligation or liability which, if they did so extend, would constitute or cause an infringement of Sections 8-10 and 8-7, cf. sections 1-3 and 1-4, or any of the other provisions in Chapter 8 III of the Norwegian Limited Companies Act regarding a Norwegian limited liability company’s ability to grant guarantees, loans or securities in favour of or on behalf of shareholders, other group companies etc. The obligations of such guarantor shall however be interpreted so as to include as much as possible without contravening the limitations of the Norwegian Limited Companies Act.

11.12	Limitation of Guarantee Obligations

Notwithstanding any other provision of this Clause 11 (Guarantee and Indemnity), but subject to Clause 11.3 (Maximum liability) above, and without limiting the generality of the foregoing, the guarantee, indemnity and other obligations of each Guarantor hereunder shall extend to all amounts that constitute part of the Guarantee Obligations and would be owed by any other Obligor to any Finance Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Obligor.

Each Guarantor, and by its acceptance of this Agreement, each Finance Party, hereby confirms that it is the intention of all parties that this Agreement and the obligations of each Guarantor hereunder do not constitute a fraudulent transfer or conveyance for purposes of Insolvency Law (as hereinafter defined), any fraudulent conveyance act, fraudulent transfer act or any similar foreign law to the extent applicable to this Agreement and the obligations of the Guarantors hereunder. To effectuate the foregoing intention, the Finance Parties and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under this Agreement and the other Finance Documents to which it is a party at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder and thereunder not constituting a fraudulent transfer or conveyance. For the purpose hereof, “Insolvency Law” means the law described in this paragraph or any law relating to any proceeding of the type referred to in Clause 13.6 (Insolvency) and Clause 13.7 (Insolvency proceeding) of this Agreement or any similar foreign law for the relief of debtors applicable to such Obligor.

11.13	Contribution Agreement

Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Finance Party under this Agreement, any other Finance Document or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Finance Parties under or in respect of the Finance Documents.

48 (78)

12.	SECURITY

12.1	Security

The Obligors’ obligations and liabilities under the Finance Documents, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents, shall at any and all times during the Security Period, be secured by the guarantee and indemnity granted by the Guarantors pursuant to Clause 11 and:

(a)	the Mortgage (including any deeds of covenants);

(b)	the Assignment of Earnings;

(c)	the Assignment of Earnings Accounts;

(d)	the Assignment of Insurances;

(e)	the Assignment of Shareholder Loan; and

(f)	the Share Pledge.

12.2	Additional Security

The GIEK Facility Agreement is additionally secured by the GIEK Guarantee.

12.3	Change of Rig Owner

(a)	Notwithstanding anything in the contrary in the Finance Documents, the Borrower shall have the right to permit the transfer of the ownership of the Rig to any Subsidiary of which it owns 100 per cent of the shares (the “New Rig Owner”), provided that such transfer, in the reasonable opinion of the Security Agent (on behalf of the Required Majority), does not negatively affect the security position of the Lenders.

(b)	The Borrower shall notify the Security Agent two (2) weeks before the transfer of ownership of the Rig to a New Rig Owner in accordance with (a) above. The transfer can only be effectuated upon having complied with the terms and conditions set out by the Security Agent relating to the security position.

(c)	Notwithstanding anything to the contrary in the Finance Documents, the Capricorn Ownership Restructuring may take place by Seadrill Capricorn Holdings contributing the shares in the Rig Owner to Seadrill Capricorn and a subsequent liquidation of the Rig Owner, whereby the ownership of the Rig will be transferred to Seadrill Capricorn and (acting through its Dubai branch), subject to the following terms and conditions being (the “Capricorn Ownership Restructuring”):

(i)	Seadrill Capricorn acceding to the Finance Documents as Rig Owner and Guarantor;

(ii)	Seadrill Capricorn providing a Mortgage, an Assignment of Earnings, an Assignment of Insurances and Assignment of Earnings Accounts;

49 (78)

(iii)	Seadrill Capricorn Holdings providing a pledge of all its shares in Seadrill Capricorn;

(iv)	the Finance Parties receiving confirmation from relevant counsel that the security interest created by the Mortgage will not be impaired or otherwise adversely affected by the Rig being transferred to Seadrill Capricorn’s Dubai branch;

(v)	the rights and interests of the Finance Parties under the Finance Documents not otherwise being adversely affected;

(vi)	the change of control mandatory prepayment event set out in each of the GIEK Facility Agreement and the Loan Facility Agreement being amended as to conform with the changes contemplated in this Clause 12.3;

(vii)	all representations and warranties contained in the Finance Documents being true both prior to and after the Capricorn Ownership Restructuring; and

(viii)	no Event of Default, Default, prepayment or cancellation event is existing prior to, upon or might arise as a result of, the Capricorn Ownership Restructuring

12.4	Preservation of Security

Each of the Obligors undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Security Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

12.5	Security Agent as holder of Security Interest under Hungarian law

(a)	In this Clause:

‘Finance Party Claim’ means any amount which an Obligor owes to a Finance Party under or in connection with the Finance Documents; and

‘Agent Claim’ has the meaning given to it in paragraph (b) below.

(b)	Each Obligor must pay the Security Agent, as an independent and separate creditor, an amount equal to each Finance Party Claim on its due date (the “Agent Claim”).

(c)	Each Agent Claim is created on the understanding that the Security Agent must:

(i)	share the proceeds of each Agent Claim with the other Finance Parties; and

(ii)	pay those proceeds to the Finance Parties, in accordance with their respective interests in the amounts outstanding under the Finance Documents.

(d)	The Security Agent may enforce performance of any Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

50 (78)

(e)	Each Finance Party must, at the request of the Agent, perform any act required in connection with the enforcement of any Agent Claim. This includes joining in any proceedings as co-claimant with the Security Agent.

(f)	Unless the Security Agent fails to enforce an Agent Claim within a reasonable time after its due date, a Finance Party may not take any action to enforce the corresponding Finance Party Claim unless it is requested to do so by the Security Agent.

(g)	Each Obligor irrevocably and unconditionally waives any right it may have to require a Finance Party to join in any proceedings as co-claimant with the Security Agent in respect of any Agent Claim.

(h)	Discharge by an Obligor of a Finance Party Claim will discharge the corresponding Agent Claim in the same amount, and discharge by an Obligor of an Agent Claim will discharge the corresponding Finance Party Claim in the same amount.

(i)	The aggregate amount of the Agent Claims will never exceed the aggregate amount of Finance Party Claims.

(j)	A defect affecting an Agent Claim against an Obligor will not affect any Finance Party Claim. A defect affecting a Finance Party Claim against an Obligor will not affect any Agent Claim.

(k)	If the Security Agent returns to any Obligor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Finance Party, that Finance Party must repay an amount equal to that recovery to the Security Agent.

(l)	This Clause 12.5 (Security Agent as holder of Security Interest under Hungarian law) applies for the purpose of determining the secured liabilities in the Security Documents governed by Hungarian law.”

13.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 13 is an Event of Default.

13.1	Non-payment

Any of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.

51 (78)

13.2	Financial covenants and Insurance

Any requirement in Clause 8 (Financial Covenants) and Clause 10.3 (Insurance) is not satisfied.

13.3	Other obligations

(a)	Any of the Obligors does not comply with any provision of the Finance Documents (other than those referred to in Clause 13.1 (Non-payment) and Clause 13.2 (Financial covenants and Insurance)); and

(b)	No Event of Default under (a) above will occur if the failure to comply is (in the reasonable opinion of the Required Majority) capable of remedy and is remedied within thirty (30) running days of the earlier of the Security Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

13.4	Misrepresentations

Any representation, warranty or statement (other than the representations made in Clause 6.7 (Ownership structure)) made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

13.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any originally applicable grace period;

(b)	any Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	any commitment for any Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described); or

(d)	any creditor of any Obligor or any member of the Group is entitled to declare any Financial Indebtedness of any Obligor or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described)

in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is USD 25,000,000 (or its equivalent in other currencies) or more.

13.6	Insolvency

(a)	Any of the Obligors or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Obligors or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

52 (78)

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors or any other Material Subsidiary.

13.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of any Obligor or any Material Subsidiary;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of any Obligor or any Material Subsidiary; or

(d)	enforcement of any Security Interest over any assets of any Obligor or any Material Subsidiary.

13.8	Creditor’s process

Any maritime lien or other lien (not being a Permitted Encumbrances), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues of any Obligor and is not discharged within thirty (30) days after the Obligor become aware of the same or the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

13.9	Unlawfulness and invalidity

It is or becomes unlawful or impossible for any Obligor and/or any of the parties to any of the Security Documents to perform any of their respective obligations under the Finance Documents or for the Security Agent, the GIEK Facility Agent, the GIEK Agent or the Agent to exercise any right or power vested to it under the Finance Documents.

13.10	Cessation of business

Any Obligor or any Material Subsidiary (whether by one or a series of transactions) suspends, changes or ceases to carry on (or threatens to suspend, change or cease to carry on) all or a material part of its business.

13.11	Stock Exchange listing

The Borrower shall maintain its Exchange listing and provide to the Security Agent copies of any filings with or reports forwarded to the Exchange.

13.12	Material adverse change

Any event or condition or circumstance or series of events or conditions or circumstances occur which, in the reasonable opinion of the Required Majority has had or could reasonably be expected to have a Material Adverse Effect.

53 (78)

13.13	Authorisation and consents

Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise cease to be in full force and effect.

13.14	Loss of Property

Any part of the Borrower’s or a substantial part of the Guarantor’s or the Borrower’s Subsidiaries’ property is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which in the opinion of the Required Majority has or could reasonably be expected to, if adversely determined, have a Material Adverse Effect.

13.15	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Obligor which in the opinion of the Required Majority has or could reasonably be expected to, if adversely determined, have a Material Adverse Effect.

13.16	Failure to comply with final judgment

Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 10,000,000 (or the equivalent in any other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if the Right of appeal exists the time limit for making such appeal has expired and no appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Required Majority) that the insurers will be able to make such payment within thirty (30) days.

13.17	Acceleration

Upon the occurrence of an Event of Default which is continuing, the Security Agent shall if so directed by the Required Majority, by written notice to the Borrower:

(a)	instruct the GIEK Facility Agent and/or the Agent to declare an Event of Default under the respective Loan Agreements and/or take any such other action as the Required Majority deem fit in relation to the Loan Agreements;

(b)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

(c)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Security Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

54 (78)

14.	PAYMENTS BY THE OBLIGORS

Any payments, cancellations, repayments and prepayments under the Finance Documents (for the avoidance of doubt not to include voluntary prepayments (without cancellation) of the Revolving Facility only), shall be applied on a pro rata basis against any scheduled repayment or reduction under the Loan Agreements.

15.	SHARING AMONG THE FINANCE PARTIES

15.1	Payment to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any of the Obligors other than in accordance with Clause 14 (Payments by the Obligors) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Security Agent;

(b)	the Security Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Security Agent and distributed in accordance with Clause 14 (Payments by the Obligors), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Security Agent, pay to the Security Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Security Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 23.5 (Partial payments) of the GIEK Facility Agreement and Clause 22.5 (Partial payments) of the Loan Facility Agreement, subject to Clause 14 (Payments by the Obligors) of this Agreement.

15.2	Redistribution of payments

The Security Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors, as the case may be, and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 23.5 (Partial payments) of the GIEK Facility Agreement and Clause 22.5 (Partial payments) of the Loan Facility Agreement, subject to Clause 14 (Payments by the Obligors) of this Agreement.

15.3	Recovering Finance Party’s rights

(a)	On a distribution by the Security Agent under Clause 15.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under litra a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

15.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 15.2 (Redistribution of payments) shall, upon request of the Security Agent, pay to the Security Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

55 (78)

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

15.5	Exceptions

(a)	This Clause 15 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 15, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:

(i)	it notified that other Finance Party of the legal proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

16.	PAYMENT MECHANICS

16.1	Payments to the Security Agent

All payments by the Obligors or a Lender under this Agreement and the Security Documents to be made to the Security Agent shall be made:

(a)	to the Security Agent to its account with such office or bank as the Security Agent may from time to time designate in writing to the relevant Obligor or a Lender for this purpose; and

(b)	for value on the due date at such times and in such funds as the Security Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

16.2	Distributions by the Security Agent

Each payment received by the Security Agent under the Finance Documents for another Party shall, subject to Clause 16.3 (Distributions to the Borrower) and 16.4 (Clawback), be made available by the Security Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Security Agent by not less than five (5) Business Days’ notice.

16.3	Distributions to the Borrower

The Security Agent may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

56 (78)

16.4	Clawback

(a)	Where a sum is to be paid to the Security Agent under the Finance Documents for distribution to another Party, the Security Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Security Agent pays an amount to another Party and it proves to be the case that the Security Agent had not actually received that amount, then the Party to whom that amount was paid by the Security Agent shall on demand refund the same amount to the Security Agent, together with interest on that amount from the date of payment to the date of receipt by the Security Agent, calculated by the Security Agent to reflect its cost of funds.

16.5	Application following an Event of Default

Following an Event of Default all monies received by the Security Agent shall be applied in the following order:

(a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or incidental to the enforcement;

(b)	secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured in the Finance Parties’ secured assets;

(c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents (except for the Hedging Agreements) at the time of default;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements; and

(e)	fifthly, the balance (if any) to the Borrower or to its order.

16.6	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

16.7	Payment on non-Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

57 (78)

16.8	Currency of account

The Obligors shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

16.9	Exclusion of liability

The Lenders shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action of any government or governmental or local authority, or any general strike, lockout, boycott and blockade affecting any of the Lenders or their employees.

17.	NOTICES

17.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or message addressed as provided in Clause 17.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

17.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Security Agent:

If to the Security Agent:	DNB Bank ASA
NO-0021 Oslo Norway
Att.: Credit Admin Shipping
Telefax No: +47 22 48 20 20

If to the Agent:	DNB Bank ASA
NO-0021 Oslo Norway
Att.: Credit Admin Shipping
Telefax No: +47 22 48 20 20

58 (78)

If to the GIEK Facility Agent:	DNB Bank ASA
NO-0021 Oslo Norway
Att.: Credit Admin Shipping
Telefax No: +47 22 48 20 20

If to the GIEK Agent:	Citibank NA, London branch
Canada Square, Canary Wharf
London E14 5LB
United Kingdom
Att.: Kara Catt
Att.: Davide Alessandrini

If to the Borrower:	Seadrill Limited
c/o Seadrill Management AS
Løkkeveien 111
N-4007 Stavanger, Norway
Att: Head of Treasury and Finance
Telefax No: + 47 51 30 96 88

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the Security Agent (or the Security Agent may notify the other Parties if a change is made by the Security Agent) by not less than five (5) Business Days’ prior notice.

17.3	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Security Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

59 (78)

18.	MISCELLANEOUS

18.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

18.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.3	Amendments and waivers

18.3.1	Required consents

(a)	Subject to Clause 18.3.2 (Exceptions), any term of the Finance Documents (except for the GIEK Facility Agreement, the Loan Facility Agreement, the GIEK Guarantee and the Hedging Agreements) may be amended or waived only with the written consent of the Required Majority and the Obligors and any such amendment will be binding on all Parties.

(b)	The Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 18.3.

18.3.2	Exceptions

An amendment to or waiver that has the effect of changing or which relates to:

(c)	the definition of “Required Majority”;

(d)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(e)	a release of any Guarantors, any guarantees provided by the Guarantors pursuant to this Agreement or any Security Interest under any Security Document; and/or

(f)	this Clause 18.3,

shall not be made without the prior written consent of all the Lenders.

18.4	Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

(a)	is publicised by a Party as required by applicable laws and regulations;

60 (78)

(b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

(c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof.

18.5	Process Agent

Each Obligor hereby irrevocably:

(a)	appoints Seadrill Management AS as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom.

(b)	agrees that failure by such process agent to notify the Agent of the process will not invalidate the proceedings concerned.

If any process agent appointed pursuant to Clause 18.5 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

18.6	Conflict

In case of conflict between the Security Documents, the Loan Agreements and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document or Loan Agreement.

19.	CHANGES TO THE PARTIES

19.1	No assignment by the Obligors

None of the Obligors may assign or transfer or assume any part of, or any interest in, its rights and/or obligations under the Finance Documents.

19.2	Assignments and transfers by the Lenders

Subject to restrictions in the Loan Agreements, the Finance Parties being a Party to this Agreement may only assign or transfer to any person the whole or any part of its rights and obligations under the Finance Documents if the assignee or transferee previously or simultaneously agrees to accede to this Agreement.

19.3	New Intra-Group Charterer

(a)	Any Subsidiary of the Borrower that enters into an Intra-Group Charter shall accede to this Agreement as an Intra-Group Charterer. That Subsidiary shall become an Intra-Group Charterer once:

(i)	the Security Agent has received a duly completed and executed Accession Agreement;

(ii)	provided that First Utilisation Date has occurred, it has executed (i) an Assignment of Earnings, (ii) an Assignment of Earnings Account, and (iii) an Assignment of Insurances;

61 (78)

(iii)	the Security Agent has received all “know your customer” documents in relation to that Intra-Group Charterer, in form and substance satisfactory to the Security Agent;

(iv)	the Security Agent has received all necessary confirmations to replace Schedule 1 (Guarantors and Rig) with an amended and updated schedule reflecting the Intra-Group Charterer and charter contract details; and

(v)	any other document reasonably requested by the Security Agent.

(b)	Each Party hereby irrevocably authorises the Security Agent to execute on its behalf Accession Agreements delivered to the Security Agent by a company in the Group in accordance with the terms of this Clause 19.3.

20.	GOVERNING LAW AND ENFORCEMENT

20.1	Governing law

This Agreement shall be governed by Norwegian law.

20.2	Jurisdiction

(a)	For the benefit of each Finance Party, each of the Obligors agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with this Agreement and the Security Documents, including a dispute regarding the existence, validity or termination of this Agreement, and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

(b)	Nothing in this Clause 20.2 shall limit the right of the Finance Parties to commence proceedings against any of the Obligors in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

SIGNATORIES:

The Borrower:

Seadrill Limited

By:
Name:
Title:

62 (78)

The Guarantors:

Seadrill US Gulf LLC	Seabras Rig Holdco Kft.

By:	By:
Name:	Name:
Title:

Seadrill Capricorn Holdings LLC
By:
Name:
Title:

The Agent

DNB Bank ASA

By:
Name:
Title:

The Security Agent:

DNB Bank ASA

By:
Name:
Title:

The GIEK Facility Agent

DNB Bank ASA

By:
Name:
Title:

The GIEK Agent Citibank NA, London Branch

By:
Name:
Title:

63 (78)

GUARANTORS AND RIG

RIG	GUARANTORS	Charter Contracts	Built and Ship Registry	Market Value in USD
(Name, type and IMO number)	Rig Owner and Intra-Group Charterer / Contractor	Structure, contract, date, dayrate in USD and options
West Capricorn IMO number 8770821	Rig Owner: Seabras Rig Holdco Kft., Hungary Intra-Group Charterer: Seadrill US Gulf LLC		Delivered from the Yard between December 2011 and January 2012 Panamanian Flag	[ ]

64 (78)

CONDITIONS PRECEDENT

(Conditions Precedent to the delivery of Utilisation Request)

1.	CORPORATE AUTHORISATION

In respect of the Borrower:

(a)	Secretary’s Certificate (attaching certified copies of the items specified in (b), (c), (d), and (e) below, as well as up to date copies of the Register of Directors and Officers, and the Register of Members);

(b)	Certificate of Incorporation, Memorandum of Association, and Bye-laws;

(c)	Updated Certificate of compliance (or similar);

(d)	Resolutions passed at a board meeting of the Borrower evidencing:

(i)	he approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)	the authorisation of its appropriate officer or officers or other representatives or attorneys to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf;

(e)	Power of Attorney granted pursuant to the Resolutions (notarised and legalised if requested by the Security Agent); and

(f)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents; and

(g)	Certified true copies of valid proof of identity in respect of the persons signing on behalf of the Borrower.

In respect of each of the Guarantors:

(a)	Secretary’s or Director’s Certificate (attaching certified copies of the items specified in (b), (c), (d), and (e) below, as well as up to date copies of the Register of Directors and Officers, and the Register of Members, if applicable);

(b)	Certificate of Incorporation (or similar), Articles of Association, and Bye-laws (or similar);

(c)	Updated Good Standing Certificate (or similar), including for certificates as qualified foreign maritime entity from relevant registry (if applicable);

(b)	Resolutions passed at a board meeting and shareholders meeting (if applicable) of the Guarantor evidencing:

65 (78)

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (including, but not limited to the registration of the Mortgages); and

(ii)	the authorisation of its appropriate officer or officers or other representatives or attorneys to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf;
(d)	Power of Attorney granted pursuant to the Resolutions (notarised and legalised if requested by the Security Agent); and

(c)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents; and

(d)	certified true copies of valid proof of identity in respect of the persons signing on behalf of the Guarantors.

2.	AUTHORISATIONS

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors and if applicable its subsidiaries to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors to enter into and perform their obligations under the Finance Documents.

3.	THE RIG

In respect of the Rig:

(a)	Evidence that the Rig is delivered according to the building contract by delivering a protocol of delivery and acceptance from the Yard without any major subjects (the “Protocol of Delivery”);

(b)	Satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that the Rig is registered in the name of the Rig Owner in the relevant Ship Registry, that the Mortgage has been, or will in connection with the utilisation of the relevant Loan be, executed and recorded with its intended first priority against the Rig and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Rig;

(c)	An updated class certificate related to the Rig from the relevant classification society, confirming that the Rig is classed with the highest class in accordance with Clause 10.3 (Classification and repairs), free of extensions and overdue recommendations;

(d)

A report, in form and scope acceptable to the Agent, from BankAssure Insurance Services Inc. or similar reputable organisation, with respect to the insurances maintained in respect of the Rig, together with certificates from such insurance brokers and/or insurers confirming compliance with the insurance requirements

66 (78)

under this Agreement, including, but not limited to copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Rig in accordance with Clause 10.3 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Insurances ; and

(e)	Evidence and copies of (i) the technical management agreement for the Rig, (ii) documents of compliance with the ISM Code and ISPS Code, (iii) bareboat charter, the Charter Contracts as well as other charter agreements for the Rig and service contracts relating thereto, (iv) all kind of guarantees related to such Charter Contracts, service contracts or other agreements together with evidence that, where required under any employment contract for the Rig, the charterer of the Rig has accepted that it becomes subject to the Mortgage. Subject to contractual agreed “quiet enjoyment” undertakings with the end-user of the Rig to be entered into if it is required by the relevant end-user pursuant to the relevant contract.

4.	FINANCE DOCUMENTS

Subject to the evidences being delivered pursuant to this Schedule 2 Part II below, each of the Finance Documents, duly signed by all the relevant parties thereto together with evidence of that the security created thereunder is legally perfected on first priority in accordance with the terms of each of the Finance Documents and applicable laws including, but not limited to;

(a)	The Common Terms Agreement;

(b)	The Loan Agreements;

(c)	The Assignment of Earnings subject to existing agreement with the end-users, and no acknowledgement of the Assignment of Earnings shall be required;

(d)	The Assignment of Earnings Accounts;

(e)	The Assignment of Insurances;

(f)	The Assignment of Shareholder Loan;

(g)	The Mortgage (including any deeds of covenants);

(h)	The Share Pledge;

(i)	The Fee Letters;

(j)	Hedging Agreements; and

(k)	Any other Finance Document.

5.	SPECIFIC GIEK DOCUMENTS

(a)	The GIEK Guarantee and the requirements by GIEK pursuant to the GIEK Guarantee having been fulfilled.

67 (78)

6.	LEGAL OPINIONS

Any such favourable legal opinions in form and substance satisfactory to the Agent (on behalf of all the Finance Parties) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

7.	MISCELLANEOUS

(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date;

(b)	Evidence that all fees, costs and expenses (including, without limitation, legal fees and expenses and any applicable VAT thereon) payable to the MLAs, the Agent and the Lenders or otherwise as referred to in Finance Documents as payable on or prior to the relevant Utilisation Date, have or will be paid on its due date;

(c)	A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 8 (Financial Covenants);

(d)	The Letter from the Process Agent;

(e)	Any Letter of Acceptance of Appointment by any entity (other than the Process Agent) appointed as process agent on behalf of any Obligor pursuant to any of the Finance Documents;

(f)	The effective interest letter;

(g)	The Original Financial Statements;

(h)	Insurance Report;

(i)	Evidence of ownership of the Obligors corporate and capital structure of the Group (assuming the assumption of the Facility herein);

(j)	“Know your customer” documents required by the Lenders; and

(k)	(Any other documents as reasonably requested by the Agent.

68 (78)

I

(Conditions Precedent to the First Utilisation Date)

1.	THE RIG

(a)	In respect of the Rig, satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that the Rig is registered in the name of the Rig Owner in the Ship Registry, that the Mortgage has been, or will in connection with the utilisation of the relevant Loan be, executed and recorded with its intended first priority against the Rig and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Rig.

Reports on the Market Value of the Rig made as of December 2011, obtained in accordance with the terms of this Agreement and evidencing that the Market Value of Rig is:

(i)	if First Utilisation Date is on or after Contract Date, at least 115 % of the sum of the requested amount to be borrowed; or

(ii)	if First Utilisation date is a date prior to Contract Date, at least 145 % of the requested amount to be borrowed.

2.	FINANCE DOCUMENTS

Evidence that the security created under each of the Finance Documents is legally perfected on first priority in accordance with the terms of the Finance Documents and applicable laws including, but not limited to the Mortgage (including any deeds of covenants).

3.	LEGAL OPINIONS

Any such other favourable legal opinions in form and substance satisfactory to the Security Agent (on behalf of all the Finance Parties) from lawyers appointed by the Security Agent on matters concerning all relevant jurisdictions.

69 (78)

(Conditions Precedent to Contract Date)

1.	CONDITIONS PRECEDENT TO CONTRACT DATE

In addition to the documents delivered to the Agent according to Part I and Part II under this Schedule 2 (Conditions Precedent,) the Borrower shall deliver to the Security Agent

(a)	Satisfactory evidence that the Rig has obtained a Satisfactory Drilling Contract;

(b)	A copy of the Satisfactory Drilling Contract for the Rig;

(c)	Any such further documentation as may be agreed between the Borrower, the Agent and the Lenders.

70 (78)

FORM OF COMPLIANCE CERTIFICATE

To:        DNB Bank ASA, as Security Agent

From:    Seadrill Limited

Date:     [—] [To be delivered no later than hundred and eighty (180)/sixty (60) days after each reporting date]

SEADRILL LIMITED – COMMON TERMS AGREEMENT [X] (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

We confirm that as at [—] [insert relevant reporting date]:

Minimum Liquidity

The Minimum Liquidity of the Borrower was [                    ] while the Minimum Liquidity required is USD [—].

Leverage Ratio

The Leverage Ratio of the Group was [                    ] while the Leverage Ratio is required not to exceed [—].

Equity Ratio

The Equity Ratio of the Group was [                    ] while the minimum Equity Ratio shall be greater than [—].

Interest Cover Ratio

The Interest Cover Ratio of the Group was [                    ] while the Interest Cover Ratio shall be [—].

Current Ratio

The Current Ratio of the Group was [                    ] while the Current Ratio shall be minimum [—].

Market Value

The Market Value of the Rig is attached as Appendix 1 hereto while the minimum Market Value shall be higher than [—] of the sum of the Loans outstanding and the Lenders’ Available Commitments.

Insurance

We confirm that the Rig is insured against such risks and in such amounts as set out in Appendix 2 hereto.

Fleet Report

We confirm that the Rig is employed in accordance with Appendix 3 hereto.

No Default

We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 6 (Representations and warranties) of the Agreement is true and correct, and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default and/or an Event of Default.

71 (78)

Yours sincerely

for and on behalf of

Seadrill Limited

By:
Name:
Title:	[authorised officer]

72 (78)

Appendix 2

Rig	Hull & Machinery	Freight Interest	Hull Interest	P&I	War Risk
	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:

73 (78)

CORPORATE STRUCTURE

74 (78)

FORM OF ACCESSION AGREEMENT

THIS AGREEMENT is made this [    ] day of [        ] [    ] by [    ] (the “New Party”) in favour of the other parties to the Common Terms Agreement (as defined below).

RECITALS:

(A)	This Agreement is supplemental to a common terms agreement (the “Agreement”, which term shall include any amendments or supplements to it) dated [ ] made between inter alia (1) Seadrill Limited, (2) certain Obligors, (3) certain Representatives, (4) DNB Bank ASA as Security Agent.

(B)	The New Party wishes to accede to the Common Terms Agreement as an Intra-Group Charterer and Guarantor.

(C)	It is a term of the Common Terms Agreement that, in order to accede as an Intra-Group Charterer and Guarantor, the New Party must enter into this Agreement.

NOW THIS AGREEMENT WITNESSES AS FOLLOWS

1.	Terms defined and references construed in the Common Terms Agreement shall have the same meanings and construction in this Agreement.

2.	The New Party:

(a)	agrees to be bound by all the terms and conditions of the Common Terms Agreement insofar as they relate to an Obligor as if the New Party was a party to the Common Terms Agreement in such capacity; and

(b)	represents and warrants to the Security Agent, the Representatives and the GIEK Agent in the terms of Clause 6, but such representations and warranties shall be given so as to apply, mutatis mutandis, to the New Party only.

3.	The New Party confirms that it has delivered to the Security Agent the documents specified in the Schedule to this Agreement.*

4.	The New Party agrees that it shall accede to the Common Terms Agreement immediately upon the Security Agent countersigning this Agreement.

5.	The New Party agrees to be bound by all the terms and conditions of the Common Terms Agreement as an Obligor as if the New Party was a party to the Agreement in such capacity and that it shall accede the Agreement immediately upon the Agent countersigning this Agreement.

75 (78)

IN WITNESS whereof the New Party has caused this Agreement to be executed on the day set out above.

We agree, on behalf of all the parties to the Agreement, that the New Party shall, from the date of our signature, accede to the Agreement as if it were a Guarantor and an Obligor named therein and a party to the Agreement.

DNB BANK ASA

as Security Agent

Date: [ ]

76 (78)

SCHEDULE

(a)	Secretary’s or Director’s Certificate (attaching certified copies of the items specified in (b), (c), (d), and (e) below, as well as up to date copies of the Register of Directors and Officers, and the Register of Members, if applicable);

(b)	Certificate of Incorporation (or similar), Articles of Association, and Bye-laws (or similar);

(c)	Updated Good Standing Certificate (or similar), including for certificates as qualified foreign maritime entity from relevant registry (if applicable);

(d)	Resolutions passed at a board meeting and shareholders meeting (if applicable) of the New Party evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(e)	the authorisation of its appropriate officer or officers or other representatives or attorneys to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf;

(f)	Power of Attorney granted pursuant to the Resolutions (notarised and legalised if requested by the Security Agent); and

(g)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents; and

(h)	Certified true copies of valid proof of identity in respect of the persons signing on behalf of the New Party.

(i)	Any such favourable legal opinions in form and substance satisfactory to the Security Agent (on behalf of all the Finance Parties) from lawyers appointed by the Security Agent on matters concerning all relevant jurisdictions.

(j)	The Original Financial Statements;

(k)	“Know your customer” documents required by the Lenders

(l)	Any other documents as reasonably requested by the Security Agent.

77 (78)